Exhibit 99.1

China Security & Surveillance Technology, Inc. Raises $10.0 million in Proceeds in a Private Transaction

Shenzhen, China, November 29, 2006-----China Security & Surveillance Technology, Inc., “China Security” (CSCT: OTCBB), a leading provider of digital surveillance technology in China, announced today that it has completed a private placement with 3 funds associated with JLF Asset Management raising $10.0 million in gross proceeds in exchange for 1,538,462 shares.

China Security is obligated to file a registration statement to cover the 1,538,462 shares on or before April 30, 2007 and use its best efforts to cause such registration statement to be declared effective on or before December 31, 2007. China Security also granted the investors piggyback registration rights with respect to these shares. As part of the agreement, investors committed not to sell their shares on or before November 26, 2007 regardless if the registration statement becomes effective prior to that date. JLF Asset Management is not requiring a make good provision as has been the case in prior capital raises. China Security plans on using the proceeds to bolster the Company’s working capital position.

“We are pleased to raise additional capital as these proceeds will augment our existing organic growth while providing us the opportunity to identify additional complementary acquisitions, commented Mr. Tu Guo Shen, Chief Executive Officer of China Security. “Our institutional sponsorship continues to increase and we are pleased to welcome a new investors to our shareholder base.”

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems through its wholly owned subsidiary, Golden Group Corporation (Shenzhen) Limited. China Security has a manufacturing facility located in Shenzhen and a R&D facility which leverages an exclusive collaboration agreement with Beijing University. In addition, China Security has built a diversified customer base through its extensive sales and service network that includes 37 points of presence throughout the PRC. To learn more about China Security, visit their website at: http://www.goldengroup.cn/eindex.asp

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further description of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 20-F, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.